Exhibit 99.1

Annex A

Directors of KKR & Co. Inc.

The following sets forth the name and principal occupation of each of the directors of KKR & Co. Inc., whose address (unless otherwise specified in the Schedule 13D) is c/o KKR & Co. Inc., 30 Hudson Yards, New York, New York, 10001. Each of such persons is a citizen of the United States other than Timothy R. Barakett, who is a citizen of Canada, Matthew R. Cohler, who is a citizen of the United States and Malta, Arturo Gutiérrez Hernández, who is a citizen of Mexico, Xavier B. Niel, who is a citizen of France, and Evan T. Spiegel, who is a citizen of the United States and France.

Name	Principal Occupation
Henry R. Kravis	Co-Executive Chairman of KKR & Co. Inc.
George R. Roberts	Co-Executive Chairman of KKR & Co. Inc.
Joseph Y. Bae	Co-Chief Executive Officer of KKR & Co. Inc.
Scott C. Nuttall	Co-Chief Executive Officer of KKR & Co. Inc.
Timothy R. Barakett	Founder and Chief Executive Officer of TRB Advisors
Adriane M. Brown	Managing Partner of Flying Fish Partners
Matthew R. Cohler	Former General Partner of Benchmark
Mary N. Dillon	President and Chief Executive Officer of Foot Locker, Inc.
Arturo Gutiérrez Hernández	Chief Executive Officer of Arca Continental, S.A.B. de C.V.
Xavier B. Niel	Founder and Chairman of the Board of Iliad SA
Kimberly A. Ross	Former Senior Vice President and Chief Financial Officer of Baker Hughes Company
Patricia F. Russo	Former Chief Executive Officer of Alcatel-Lucent
Robert W. Scully	Former Member of the Office of the Chairman of Morgan Stanley
Evan T. Spiegel	Co-Founder and Chief Executive Officer of Snap Inc.